Exhibit 99

FOR IMMEDIATE RELEASE

February 9, 2010

THE EASTERN COMPANY REPORTS RESULTS

FOR THE FOURTH QUARTER AND TWELVE MONTHS OF 2009

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced the results of its operations for the fourth quarter and twelve months of 2009. Sales for the quarter were $28.0 million, compared to $32.3 million for the same period in 2008, a 13% decrease. Net income for the fourth quarter was $369,000 or $0.06 per diluted share compared to the $1.1 million or $0.17 per diluted share that was reported in the fourth quarter of 2008.

Net sales for the twelve months of 2009 were $112.7 million compared to $135.9 million in 2008, a 17% decrease. Net income for 2009 was $1.0 million or $0.17 per diluted share, compared to $4.5 million or $0.73 per diluted share for the same period in 2008.

Leonard F. Leganza, Chairman, President and CEO stated, “Earnings in the fourth quarter were adversely affected by a charge of $967,000 to conclude an interest rate “SWAP” contract related to our long-term debt arrangement with Bank of America. It was necessary for the Company to make that payment as part of restructuring the company’s credit facility. In January 2010, the Company replaced Bank of America as its lender and entered into a new banking relationship with People’s United Bank. Our new debt arrangement and credit facilities provide us with greater flexibility, lower financing costs and will be more beneficial towards working at our primary goal of enhancing shareholder value.”

Mr. Leganza, continued, “Sales held steady in the fourth quarter and were comparable to the sales reported in previous quarters of 2009. This indicated, we believe, to some degree that the economy is leveling off in the many market areas we serve and some indication that those markets might be improving. Our Canadian Commercial Vehicles subsidiary increased its shipments of Sleeper Cabs for both commercial and military Class 8 heavy trucks with additional shipments anticipated during 2010. We are also pleased with the progress that unit has made in developing composite panels now manufactured and being used in the construction of local delivery vans where the lighter weight of the vehicles reduces fuel consumption. In that regard, we have established a subsidiary in Mexico, “Composite Panels Technologies” devoted solely to the development of this new product and promising market. In addition to commercial vehicles, our goal is to introduce the product into new markets where those panels will be applicable.”

Mr. Leganza also stated, “Our Greenwald Industries division has developed and will be introducing several new advanced technology products into the commercial laundry and various other markets during the first half of 2010. These advanced coin recognition systems and contactless and wireless cash payment systems will open up several new sectors in the coin vending and metering industry.”

Mr. Leganza continued, “Our Frazer & Jones Division has experienced strong demand for its proprietary mine roof products. This increased demand has helped to stabilize the future of this operation and we intend to invest approximately $2.5 million in a capital equipment improvement plan to upgrade equipment where necessary in order to produce the highest level of quality products and meet all the expectations of our global customers.”

Mr. Leganza concluded, “Despite the turmoil in the economy affecting our businesses and the resulting uncertainties in the stock markets, we remain very positive about our future and will continue to invest in the development of new products and the capital needs of our operating units in order to maintain our competitive edge in the marketplace. On December 15, 2009 the Company proudly paid its 277th consecutive quarterly dividend.”

The Eastern Company is a 151-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended		TWELVE Months Ended

	13 wks	14 wks	52 wks	53 wks
	Jan 2, 2010	Jan 3, 2009	Jan 2, 2010	Jan 3, 2009
Net Sales	$28,014,270	$ 32,309,962	$112,665,464	$135,878,490

Net Income After Tax	$ 369,178	$ 1,068,204	$ 1,036,407	$ 4,504,623

Net Income Per Share:
Basic	$ 0.06	$ 0.18	$ 0.17	$ 0.77
Diluted	$ 0.06	$ 0.17	$ 0.17	$ 0.73

Weighted average
shares outstandings:
Basic	6,017,708	5,964,813	5,985,640	5,875,140
Diluted	6,177,192	6,130,805	6,241,780	6,159,563